EXHIBIT 10(r)

RESOLUTION OF THE BOARD OF DIRECTORS OF
COACHMEN INDUSTRIES, INC.
REGARDING
NON-MANAGEMENT DIRECTOR COMPENSATION

RESOLVED, that effective with the election of the Board of Directors for the 2004-2005 service year to begin in May, 2004, each Non-Management Director of the Company shall be entitled to the following annual compensation for his or her services on the Board of Directors of Coachmen Industries, Inc., as follows:

a)	A Board Retainer of twenty-two thousand dollars ($22,000), payable half ($11,000) in cash, and half ($11,000) in common stock;

b)

A Committee Fee for each committee on which the Director serves as a Member, in the cash amount of: $5,500 for the Audit Committee and $3,500 for the Management Development/Compensation Committee and $3,500 for the Governance Committee;

c)

A Committee Chairman’s Fee, in lieu of (b) above, for each committee on which the Director serves as the Chairman, in the cash amount of: $7,500 for the Audit Committee and $5,500 for the Management Development/Compensation Committee and $5,500 for the Governance Committee; and

d)	A grant of one thousand (1,000) shares of restricted common stock.

The above compensation will be promptly paid once each calendar year immediately following the Annual Shareholders Meeting.

The value of each element of compensation in common stock shall be equal to the closing price of the common stock on the NYSE Composite Transactions Tape, as reported in the Wall Street Journal, Midwest Edition on the first day of the said directors’ meeting.

FURTHER RESOLVED, that at least fifteen (15) days prior to each annual shareholders’ meeting, each Director may irrevocably elect in writing to receive any portion of his or her cash compensation instead as: in unrestricted common stock valued at one hundred ten percent (110%) of the cash amount elected, plus an amount calculated by the Company necessary to gross up the Director’s income to cover the Director’s federal income taxes for that year for the additional 10% of stock; or, in restricted common stock valued at one hundred forty percent (140%) of the cash amount elected.

FURTHER RESOLVED, that all stock delivered hereunder are authorized under the Coachmen Industries, Inc. 2000 Omnibus Stock Incentive Program (“Program”), as amended; and, all restricted common stock shall be deposited with the Company until the completion of two (2) years of service from the applicable annual shareholders’ meeting and shall be subject to the following restrictions: (a) deposited stock shall be non-transferable until the completion of that two (2) year period of service; and, (b) the shares shall be forfeited to the Company without any payments to the Director in the event of a termination of the Director’s service on the Board prior to the completion of the two (2) year period of service for any reason other than death, disability or mandatory retirement; except that, in the event of a Change in Control, as defined in the Program, all such stock shall be delivered to the Director without any restrictions.

Date of Action:                       8/5/2004

Action Taken:             Approved Unanimously